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                                    EXHIBIT 5.1


                                 September 28, 1998


EarthShell Corporation
111 South Calvert Street, Suite 1950
Baltimore, Maryland 21202-6174


     Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

     We have acted as counsel for EarthShell Corporation, a Delaware corporation (the "Company"), in connection with the registration of 915,690 shares of common stock of the Company issuable under the individual stock options agreements and 294,310 shares of common stock issuable under the E. Khashoggi Industries, LLC Equity Incentive Plan (collectively, the "Common Stock"). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about September 25, 1998. We have also examined the proceedings and other actions taken by the Company in connection with the authorization issuance and sale to the predecessor-in-interest of E. Khashoggi Industries LLC ("EKI") of the shares of Common Stock that are transferable under the individual stock option agreements and the E. Khashoggi Industries, LLC Equity Incentive Plan and such other matters as we deemed necessary for purposes of rendering this opinion.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock transferable by EKI under the individual stock options agreements and under the E. Khashoggi Industries, LLC Equity Incentive Plan, have been validly issued and fully paid and are nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ GIBSON, DUNN & CRUTCHER LLP
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                              GIBSON, DUNN & CRUTCHER LLP